Exhibit 5
May 15, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-1004

Re:    Beacon Roofing Supply, Inc. – Registration of Common Stock on Form S-8

Ladies and Gentlemen:
We have acted as counsel to Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the registration of 6,200,000 shares of the Company’s common stock, $0.01 par value per share (the “Stock”), issuable pursuant to the Beacon Roofing Supply, Inc. 2024 Stock Plan (the “Stock Plan”).
We have examined and relied upon the originals or copies of such records, agreements, documents and other instruments and have made such inquiries of such officers and representatives of the Company as we have deemed relevant and necessary as the basis for the opinions set forth. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have assumed, without independent verification, the accuracy of the relevant facts stated therein. We express no opinion herein with respect to the qualification of the shares of Stock under the securities or blue sky laws of any state or any foreign jurisdiction.
Based upon the foregoing, it is our opinion that those shares of Stock covered by the Registration Statement that are issued in accordance with the terms of the Stock Plan, as applicable, will be validly issued, fully paid and non-assessable.
The foregoing opinion is limited to the Delaware General Corporation Law, and we express no opinions with respect to the laws of any other jurisdiction. The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.
We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ ArentFox Schiff LLP

ARENTFOX SCHIFF LLP